EXHIBIT 10.19

ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (this “Agreement”) dated November 25, 2002 is entered into by and among Advanced Neuromodulation Systems, Inc., a Texas corporation (“Parent”), Thomas E. Brust, as a duly appointed representative (the “Representative”) of all of the shareholders of MicroNet Medical, Inc., a Minnesota corporation (“Company”) and Computershare Trust Company, Inc. as escrow agent (the “Escrow Agent”). Parent, the Representative and the Escrow Agent are collectively referred to in this Agreement as the “parties.”

RECITALS

     Pursuant to that certain Agreement and Plan of Merger dated as of November 4, 2002, by and among Parent, MicroNet Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Company and certain shareholders of Company (the “Merger Agreement”), Merger Sub is merging with and into Company (the “Merger”), with Company being the Surviving Corporation and wholly-owned subsidiary of Parent. In accordance with the terms of the Merger Agreement, the issued and outstanding shares of common stock, $0.01 par value per share, of Company, other than those constituting Dissenting Shares will be converted into the right to receive shares of common stock, $0.05 par value, of Parent, all as set forth in the Merger Agreement.

     The Merger Agreement provides that an escrow fund comprised of shares of Parent Common Stock to be issued to the shareholders of the Company as of the Effective Time of the Merger (the “Company Shareholders”) will be established to provide payment to the Company Shareholders if and when certain Milestones are achieved as set forth in Article II of the Merger Agreement and (b) security to Parent with respect to the potential indemnification obligations of the Company Shareholders.

     NOW, THEREFORE, for good, valid and binding consideration, the receipt and adequacy of which is hereby acknowledged, the parties, intending to be legally bound by this Agreement, agree as follows:

     1.     Except as otherwise defined in this Agreement, the capitalized terms used in this Agreement have the meanings ascribed to them in the Merger Agreement.

     2.     Pursuant to the terms and conditions of the Merger Agreement, 89,606 Shares (having an aggregate value of $3,000,000, based on the Average Trading Price on the Closing Date) have been issued as part of the Merger Consideration in the names of the respective Company Shareholders, in accordance with their pro rata ownership of Company, and have been delivered to the Escrow Agent (together with any shares of capital stock, cash or other property, such Shares as may be converted or exchanged after the date hereof, by stock split or otherwise, the “Escrowed Shares”). The Escrowed Shares will be held by the Escrow Agent upon the terms and conditions contained in this Agreement and will be released by the Escrow Agent in accordance with this Agreement. The Escrowed Shares and all dividends or other economic benefits (but no other benefits, including but not limited to voting or transfer rights) associated with the Escrowed Shares will accrue to the Escrowed Shares for the benefit of the applicable Company Shareholders from the Closing Date, will be deposited into the Escrow Account and will be subject to forfeiture in the event the Milestones are not timely achieved, as provided in Section 2.01 of the Merger Agreement. The Escrow Agent agrees that it does not and will not have any right of setoff or other rights or claims with respect to the Escrowed Shares.

     3.     In accordance with Article II of the Merger Agreement, if and when each Milestone is achieved, Parent will promptly instruct the Escrow Agent in substantially the form of Exhibit A attached to this Agreement (a “Certificate of Instruction”) that the applicable number of the Escrowed Shares, as set forth in Exhibit B attached to this Agreement, plus any accrued dividends or other economic benefits thereon, are to be released to the respective Company Shareholders. The Escrow Agent, upon receipt of the Certificate of Instruction from Parent, will, not later than ten business days following its receipt of such Certificate of Instruction, release to the applicable Company Shareholders such number of Escrowed Shares, plus any accrued dividends or other economic benefits thereon.

     4.     In accordance with and subject to the limitations of Article VIII of the Merger Agreement, Parent and the Surviving Corporation are authorized to setoff and apply Claims of any Indemnified Party against Parent’s obligation to release any or all of the Escrowed Shares from the Escrow Account. If Parent notifies the Escrow Agent by a Certificate of Instruction of its intention to apply the Escrowed Shares against any such Claim, the Escrow Agent will, not later than three business days following its receipt thereof give written notice to the Representative of its receipt, together with a copy of such Certificate of Instruction. Concurrently with the delivery of the Certificate of Instruction to the Escrow Agent, Parent will deliver to the Representative written notice setting forth in reasonable detail the facts giving rise to Parent’s right of setoff contained in the Certificate of Instruction.

          (a) If the Escrow Agent (i) has not, within 30 days after it has given such notice to the Representative, received from the Representative a certificate in substantially the form of Exhibit C attached to this Agreement (an “Objection Certificate”) in respect of the Certificate of Instruction to which such notice relates, or (ii) has received such an Objection Certificate within such 30 days but thereafter receives a copy of a joint notice signed by the Representative and by Parent, or a final award of an arbitrator pursuant to Section 11.01 of the Merger Agreement to the effect that the Owed Amount (as defined in the Certificate of Instruction) referred to in such Certificate of Instruction or a specified portion thereof constitutes a Claim which may be setoff and against which Parent may apply all or a portion of the Escrowed Shares, such shares being valued for this purpose at the Average Trading Price prior to the date of setoff, then the Escrow Agent will, on the business day following the expiration of ten days or the receipt by the Escrow Agent of such joint notice or award, as applicable, release to Parent a number of Escrowed Shares valued at the Average Trading Share Price before the date of setoff.

          (b) Upon receipt of an Objection Certificate, the Escrow Agent will, not later than three business days following receipt thereof, give written notice to Parent of its receipt together with a copy of the Objection Certificate. The Representative and Parent will resolve any Dispute with respect to all or a specified portion of an Owed Amount in accordance with Section 11.01 of the Merger Agreement. If Parent and the Representative engage in mediation and/or arbitration, the Escrow Agent will have no duty or obligation with respect to such mediation and/or arbitration other than to retain the Escrowed Shares in safekeeping until it receives a copy of the arbitration award or a joint notice as described in Section 4(a) of this Agreement. Each of the

Parent (on the one hand) and the Representative (on the other) agrees to pay 50% of such reasonable fees and expenses incurred, if any, in connection with such dispute resolution process.

          (c) Upon receipt by the Escrow Agent of a copy of a joint notice from Parent and the Representative, or an arbitration award to the effect that the Owed Amount (or a specified portion thereof) referred to in a Certificate of Instruction in respect of which the Escrow Agent had received an Objection Certificate is not an amount properly payable as a Claim against which the Escrowed Shares may be applied, such Certificate of Instruction (or such specified portion of the Owed Amount set forth therein) will be deemed canceled. The Escrow Agent will have no duty to determine if the arbitration award is final or binding, but may act in accordance therewith.

          (d) Upon determining that it has no right of setoff with respect to an Owed Amount referred to in a Certificate of Instruction or a specified portion of the Owed Amount set forth therein, Parent will promptly give notice in writing to the Escrow Agent to cancel such Certificate of Instruction (or such specified portion).

     5.     On the fifth year anniversary of the Closing of the Merger (the “Expiration Date”), the Escrow Agent will release to Parent for cancellation any Escrowed Shares, together with all accrued dividends or economic benefits arising therefrom, then remaining in the Escrow Account and the Company Shareholders will have no rights with respect thereto. After such release, the Parent will distribute any earned Escrowed Shares to the Company Shareholders, if such Company Shareholders are so entitled. Notwithstanding the foregoing, if prior to the Expiration Date, a Change in Control (as defined in Section 2.01(c)(v) of the Merger Agreement) occurs, Parent will immediately send a Certificate of Instruction to the Escrow Agent authorizing the release of the Escrowed Shares to the Company Shareholders. Upon the release by the Escrow Agent to Parent or the Company Shareholders, as applicable, of all the Escrowed Shares, together with any accrued dividends or other economic benefits thereon, this Agreement will automatically terminate, except for the provisions affecting the reimbursement of expenses, indemnity and fees of the Escrow Agent.

     6.     The duties and obligations of the Escrow Agent will be determined solely by the provisions of this Agreement, and the Escrow Agent will not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, with no duties to be implied. In furtherance and not in limitation of the foregoing:

          (a) the Escrow Agent will be fully protected in relying in good faith upon any written certification, notice, direction, request, waiver, consent, receipt or other document that the Escrow Agent believes to be genuine and duly authorized, executed and delivered;

          (b) the Escrow Agent will not be liable for any error of judgment, or for any act done or omitted by it, or for any mistake in fact or law, or for anything that it may do or refrain from doing in connection therewith, including its own mere negligence. The Escrow Agent will, however, be liable for its willful misconduct, recklessness or gross negligence. The Company Shareholders, through the Representative, and Parent, jointly and severally, agree to indemnify Escrow Agent for, and to hold it harmless against, any damages, liability or expense (including, without limitation, reasonable attorneys’ fees) incurred by it without gross negligence, recklessness or willful misconduct on its part arising out of or in connection with its entering into this Agreement and carrying out its duties hereunder, including the costs and expenses of defending itself against any claim of liability arising out of this Agreement, it being the express intent to indemnify and hold the Escrow Agent harmless against its own mere negligence. The costs and expenses of enforcing the right of indemnification will also be paid by Parent and the Company Shareholders through the Representative, jointly and severally. This right of indemnification will survive the termination of this Escrow Agreement and the removal or resignation of the Escrow Agent;

          (c) the Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it will incur no liability and will be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel;

          (d) in the event that the Escrow Agent is, in any instance and in good faith, uncertain as to its duties or rights under this Agreement, it will be entitled to refrain from taking any action in that instance and its sole obligation, subject to those of its duties under this Agreement as to which there is no such uncertainty, will be to keep safely all property held in escrow until it is directed otherwise in writing by the Representative and Parent or by a final order or judgment of a court of competent jurisdiction which is accompanied by a legal opinion of the presenting party satisfactory to the Escrow Agent to the effect that such opinion or judgment is final and enforceable and is not subject to further appeal;

          (e) the Escrow Agent will not be required to institute legal proceedings of any kind and will not be required to initiate or defend any legal proceedings, which may be instituted against it in respect of the subject matter of this Agreement. In the event of any conflicting or inconsistent claims or demands being made in connection with the subject matter of this Agreement, however, or in the event that the Escrow Agent is in doubt as to what action it should take under this Agreement, the Escrow Agent is hereby authorized to petition any court of competent jurisdiction for instructions or to interplead the funds or assets so held into such court. The parties agree to the jurisdiction of such court over their persons as well as the Escrowed Shares, waive personal service of process, and agree that service of process by certified or registered mail, return receipt requested, to the business addresses set forth in this Agreement will constitute adequate service. The Company Shareholders through the Representative, on the one hand, and Parent, on the other hand, jointly and severally agree to indemnify and hold the Escrow Agent harmless from any liability or damages occasioned thereby and to pay any and all of its costs, expenses, and reasonable attorneys’ fees incurred in any such action and agree that, upon the filing of such petition or interpleader action, the Escrow Agent, its servants, agents, employees or officers will be relieved of further liability; and

          (f) all parties acknowledge and agree that the Escrow Agent is acting solely and exclusively as a custodian under this Agreement.

     7. The Escrow Agent is entitled to its reasonable fees and costs, including reasonable attorneys’ fees, as set forth in Attachment I. Fees are payable in advance as compensation for the ordinary administrative services to be rendered under this Agreement, and Parent agrees to pay such fees and expenses. In no case will the Escrow Agent satisfy such obligations by offset against the Escrowed Shares.

     8.     The Representative and Parent severally agree to provide to the Escrow Agent all instruments and documents within their respective powers to provide which may be necessary for the Escrow Agent to perform its duties and responsibilities hereunder.

     9.     Any notices or other communication required or permitted under this Agreement must be in writing and must be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Notices will not be deemed to be given until actually received.

(a)	If to Parent to:

Advanced Neuromodulation Systems, Inc. 6501 Windcrest Drive Suite 100 Plano, Texas 75024 Facsimile No.: (972) 309-8150 Attention: Kenneth G. Hawari

with a copy to:

Hughes & Luce, LLP 1717 Main Street Suite 2800 Dallas, Texas 75201 Facsimile No.: (214) 939-5849 Attention: Laura M. Kalesnik

(b)	If to the Representative to:

MicroNet Medical, Inc. 1839 Buerkle Road St. Paul, Minnesota 55110 Facsimile No.: (651) 773-3190 Attention: Mr. Thomas E. Brust

with a copy to:

Oppenheimer, Wolff & Donnelly, LLP Plaza VII Suite 3300 45 South Seventh Street Minneapolis, Minnesota 55402 Facsimile No.: (612) 607-7100 Attention: D. William Kaufman

(c)	If to Escrow Agent to:

Computershare Trust Company, Inc. 350 Indiana Street

Suite 800 Golden, CO 80401 Facsimile No.: (303) 262-0700 Attention: John Wahl

     Any party may, by notice given in accordance with this Section 9 to the other parties, designate another address or person for receipt of notices under this Agreement.

     10.     The Escrow Agent may resign at any time by giving written notice of its resignation to the other parties at their addresses set forth in this Agreement at least ten business days prior to the date such resignation is to take effect. Upon the effective date of such resignation, all property then held by the Escrow Agent under this Agreement will be delivered by it to such person as may be designated in writing by each of the other parties (and the parties will use reasonable best efforts to name a successor escrow agent prior to the date specified for the Escrow Agent’s resignation to take effect), whereupon all of the Escrow Agent’s obligations under this Agreement will, except as hereinafter provided, cease and terminate. If no successor escrow agent has been designated by such date, all obligations of the Escrow Agent under this Agreement will nevertheless, except as hereinafter provided, cease and terminate. The Escrow Agent’s sole responsibility thereafter will be to keep safely all property then held by it and to deliver the same to a person designated by each of the other parties or in accordance with the directions of a final order or judgment of a court of competent jurisdiction. A termination under this paragraph will in no way discharge the provisions of this Agreement affecting the reimbursement of expenses, indemnity and fees of the Escrow Agent.

     11.     THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE CHOICE OF LAW PROVISIONS) OF THE STATE OF DELAWARE.

     12.     The obligations of the parties (including the Escrow Agent) are unique in that time is of the essence, and any delay in performance under this Agreement by any party will result in irreparable harm to the other parties. Accordingly, any party may seek specific performance and/or injunctive relief before any court of competent jurisdiction in order to enforce this Agreement or to prevent violations of the provisions of this Agreement, and no party may object to specific performance or injunctive relief as an appropriate remedy. The Escrow Agent acknowledges that its obligations under this Agreement, as well as the obligations of the Representative and Parent, are subject to the equitable remedies of specific performance and injunctive relief.

     13.     This Agreement may be amended, superseded, canceled, renewed or extended, and its terms may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power, or privilege. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, will be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

     14.     This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns and legal representatives. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party without the prior written consent of the other parties. No person or entity will be deemed a third-party beneficiary of this Agreement, the Escrow Agent will have no duties or obligations to any such person and the Escrow Agent may disregard any instruction from such person.

     15.     This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Counterpart signature pages may be executed and delivered by facsimile transmission.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first above written.

ADVANCED NEUROMODULATION SYSTEMS, INC.

By: Name: Title:	/s/ Christopher G. Chavez Christopher G. Chavez President and Chief Executive Officer

By:	/s/ Thomas E. Brust Thomas E. Brust, in his individual capacity and as a Representative

COMPUTERSHARE TRUST COMPANY, INC.

By: Name: Title:	/s/ John M. Wahl John M. Wahl Trust Officer

By: Name: Title:	/s/ K. Gwinn K. Gwinn VP

ATTACHMENT I

ESCROW AGENT FEE SCHEDULE

Account Acceptance Fee	$2,500
Annual Administrative Fee	$2,500
Overnight Delivery Charges	At Cost
Out-of-Pocket Expenses	At Cost

1

EXHIBIT A

CERTIFICATE OF INSTRUCTION

TO

COMPUTERSHARE TRUST COMPANY, INC.,

as Escrow Agent

     The undersigned, Advanced Neuromodulation Systems, Inc., a Texas corporation (“Parent”), pursuant to Section 3 or Section 4 of the Escrow Agreement dated as of November 25, 2002 (the “Escrow Agreement”), by and among Parent, the Representative and you as the Escrow Agent (terms defined in the Escrow Agreement have the same meanings when used herein), hereby:

(a) certifies that (i) Shares of Parent Common Stock are owed to the Company Shareholders as payment for the achievement of a Milestone pursuant to Section 3 of the Escrow Agreement, and (ii) instructs you to release to the Company Shareholders from the Escrowed Shares such number of shares of Escrowed Shares; or

(b) certifies that (i) $ (the “Owed Amount”) has been incurred by Parent as a Claim, which may be setoff and against which Parent may apply the Escrowed Shares pursuant to Section 4 of the Escrow Agreement and Parent has given the Representative written notice thereof and of its intent to apply the Escrowed Shares against such Claim, which written notice sets forth in reasonable detail the facts giving rise to the liability for such payment, and (ii) instructs you to release to Parent from the Escrowed Shares Shares of Parent Common Stock in satisfaction of such Claim.

(c) certifies that Average Trading Price of the Escrowed Shares is $ per share.

ADVANCED NEUROMODULATION SYSTEMS, INC.

By:

Name:

Title:

Date:

EXHIBIT B

ESCROWED SHARES SCHEDULE

	DOLLAR	PERCENTAGE OF	NUMBER OF
MILESTONE	VALUE	ESCROW PAYMENT	SHARES

MILESTONE I
510(k) Submission	$250,000.00	8.333%	7,467
510(k) Clearance	$250,000.00	8.333%	7,467
PMA Submission	$250,000.00	8.333%	7,467
PMA Approval	$250,000.00	8.333%	7,468

MILESTONE II
510(k) Submission	$250,000.00	8.333%	7,467
510(k) Clearance	$250,000.00	8.333%	7,467
PMA Submission	$250,000.00	8.333%	7,467
PMA Approval	$250,000.00	8.333%	7,468

MILESTONE III
IDE Submission	$333,333.33	11.111%	9,956
PMA Submission	$333,333.33	11.111%	9,956
PMA Approval	$333,333.33	11.111%	9,956

TOTAL	$3,000,000	100%	89,606

EXHIBIT C

OBJECTION CERTIFICATE

TO

COMPUTERSHARE TRUST COMPANY, INC.,

as Escrow Agent

     The undersigned Representative, pursuant to Section 4 of the Escrow Agreement dated as of November 25, 2002 (the “Escrow Agreement”), by and among Parent, the Representative and you as the Escrow Agent (terms defined in the Escrow Agreement have the same meanings when used herein), hereby:

(a) certifies that (i) the [Owed Amount/$ of the Owed Amount] referred to in the certificate to you of dated , 20 , is not a Claim against which Parent may apply the Escrowed Shares in accordance with the Escrow Agreement, and (ii) the undersigned has delivered to Parent a written statement dated , 20 , setting forth in reasonable detail the facts supporting the statement contained in clause (i) above; and

(b) objects to your making payment, and instructs you to not make such payment, to Parent of the [Owed Amount/$ of the Owed Amount] as provided in such certificate of Parent.

	By:	[ ], Representative

Date: